Exhibit 5.5

The Legal Center

One Riverfront Plaza

Newark, New Jersey 07102

Tel: (973) 643-7000

Fax (973) 643-6500

101 Park Avenue, 28th Floor

New York, NY 10178

Tel: (212) 643-7000

Fax: (212) 643-6500

600 College Road East

Princeton, NJ 08540

Tel: (609) 227-4600

Fax: (609) 227-4646

May 10, 2017

TransDigm Inc.

1301 East 9th Street, Suite 300

Cleveland, Ohio 44114

Re:	Registration Statement on Form S-4 Filed by TransDigm Inc.
Relating to the Exchange Offer (as defined below)

Ladies and Gentlemen:

We have acted as New Jersey local counsel to Airborne Systems North America of NJ, Inc., a New Jersey corporation (“Airborne”), in connection with the Registration Statement on Form S-4 to which this opinion letter has been filed as an exhibit (the “Registration Statement”). The Registration Statement relates to the proposed exchange (the “Exchange Offer”) of up to $300,000,000 aggregate principal amount of 6.500% Senior Subordinated Notes due 2025 (the “Exchange Notes”) of TransDigm Inc. (the “Company”) registered under the Securities Act of 1933, as amended, for an equal aggregate principal amount of 6.500% Senior Subordinated Notes due 2025 of the Company outstanding on the date hereof (the “Outstanding Notes”). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of May 14, 2015 (as amended, supplemented or otherwise modified, the “Indenture”), by and among the Company, the guarantors named therein (including Airborne) and The Bank of New York Mellon Trust Company, N.A., as trustee. The Outstanding Notes are, and the Exchange Notes will be, guaranteed on a joint and several basis by certain guarantors (including Airborne).

In connection with this opinion letter, we have reviewed the following documents (referred to herein, collectively, as the “Authority Documents”):

(a) The Indenture;

TransDigm Inc.

May 10, 2017

(b) a copy of the Certificate of Incorporation of Airborne, as amended, certified by the New Jersey State Treasurer as of February 28, 2017 and certified to us by an officer of Airborne as being complete and correct and in full force and effect as of the date of the Indenture and the date hereof (the “Certificate of Incorporation”);

(c) a copy of the Bylaws of Airborne certified to us by an officer of Airborne as being complete and correct and in full force and effect as of the date of the Indenture and the date hereof (the “Bylaws”; and collectively, together with the Certificate of Incorporation, the “Organizational Documents”);

(d) a good standing certificate, dated May 1, 2017, issued by the New Jersey State Treasurer as to the legal existence of Airborne in the State of New Jersey as of such date (the “Good Standing Certificate”);

(e) a copy of the resolutions of the Board of Directors of Airborne adopted on February 23, 2017 and certified to us as of the date hereof by an officer of Airborne as being complete and correct and in full force and effect as of the date hereof; and

(f) an Officer’s Certificate of Airborne dated the date hereof delivered to us in connection with this opinion letter.

This opinion letter is rendered pursuant to and in accordance with the laws of the State of New Jersey (the “State”). Subject to the limitations contained herein, the law covered by this opinion letter is limited to the law of the State, and we assume, without expression of opinion, that only such law will be applied by any court considering any matter with respect to which we are opining. We express no opinions with respect to federal law or the law of any other jurisdiction. With respect to the opinion expressed in opinion paragraph 5 below, our opinion is limited to only those State laws that, in our experience, are directly applicable to transactions of the type contemplated by the Indenture, provided that we express no opinion with respect to any (x) securities laws, “blue sky” or similar laws or (y) laws relating to specially regulated business activities and properties, if any, of Airborne.

We have made such examination of matters of law as we have deemed necessary or appropriate to enable us to render the opinions set forth herein. As to certain matters of fact material to our opinions, we have relied solely upon the Authority Documents, copies of which are being delivered to you herewith, and we have made no independent investigation of such matters.

In rendering the opinions and in making our investigations in connection herewith, we have also assumed, without independent investigation, (i) the genuineness of all signatures, (ii) the authenticity and completeness of all documents submitted to us, (iii) the conformity to the executed originals of all documents submitted to us as copies or drafts, and (iv) the legal capacity of all natural persons.

TransDigm Inc.

May 10, 2017

Based on the foregoing, and subject to the qualifications and other limitations herein contained, we are of the opinion that:

1. Based solely on the Good Standing Certificate, Airborne is a corporation validly existing and in good standing under the law of the State.

2. As of the date of the Indenture, Airborne had the corporate power and authority under the Organizational Documents and applicable corporate law to execute and deliver the Indenture, and as of the date hereof, Airborne has the corporate power and authority under the Organizational Documents and applicable corporate law to perform its obligations under the Indenture.

3. Airborne has taken all corporate action necessary under the Organizational Documents and applicable corporate law to authorize the execution and delivery of, and the performance of its obligations under, the Indenture.

4. The execution and delivery by Airborne of the Indenture did not, and the performance of its obligations under the Indenture will not, result in a violation of Airborne’s Organizational Documents.

5. The execution and delivery by Airborne of the Indenture did not, and the performance of its obligations under the Indenture do not, result in any violation of any present laws of the State or any present rules or regulations thereunder applicable to Airborne.

We express no opinion with respect to enforceability of the Indenture.

The foregoing expresses our legal opinion as to the matters set forth above based upon our professional knowledge and judgment. No opinion should be construed as a guaranty that a court considering such matters would not rule in a manner contrary to the opinions set forth above.

The opinions expressed herein are based upon the law and facts known to us on the date hereof and we undertake no obligation to revise, supplement or reissue this opinion letter or advise you of any change in law or any event, fact, circumstance or transaction which may hereafter occur or come to our attention after the date hereof.

This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

TransDigm Inc.

May 10, 2017

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement filed today and any amendment thereto to be filed in connection with the Exchange Offer. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ Sills Cummis & Gross P.C.

Sills Cummis & Gross P.C.